The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 11, 2025 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01
Citigroup Global Markets Holdings Inc. $
Autocallable Equity Index Basket-Linked Notes due All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity. The notes will mature on the maturity date (expected to be the second business day after the scheduled determination date) unless they are automatically called on the call observation date (expected to be between 12 and 14 months after the trade date).  The notes will be automatically called on the call observation date if the closing level of an unequally weighted basket (the “basket”) consisting of the EURO STOXX 50® Index (38.00% weight), the TOPIX® Index (26.00% weight), the FTSE® 100 Index (17.00% weight), the Swiss Market Index® (11.00% weight) and the S&P/ASX 200 Index (8.00% weight) (each a “basket index”) on such date is greater than or equal to the initial basket level. The initial basket level is 100.00 and the closing level of the basket on the call observation date or on the determination date will equal the sum of the products, as calculated for each basket index, of: (i) (a) the closing level of that basket index on that date divided by (b) the initial index level of that basket index (set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date) multiplied by (ii) the initial weighted value of that basket index (which is the weight of that basket index times the initial basket level). If the notes are automatically called on the call observation date, the payment on the call payment date will be equal to the stated principal amount of the notes plus the product of the stated principal amount and the call premium (set on the trade date and expected to be between 8.16% and 9.58%).

If the notes are not automatically called, the amount that you will be paid on the maturity date is based on the performance of the basket as measured from the trade date to and including the determination date (expected to be approximately 24 months after the trade date). If the final basket level on the determination date is greater than or equal to the initial basket level, you will receive the stated principal amount plus the product of the stated principal amount and the greater of (i) the maturity date premium (set on the trade date and expected to be between 16.32% and 19.16%) and (ii) the upside participation rate times the basket return (the percentage increase or decrease in the level of the basket from the initial basket level of 100.00 to the final basket level on the determination date). If the final basket level declines by up to 20% from the initial basket level, you will receive the stated principal amount of the notes. However, if the final basket level is less than 80.00% of the initial basket level, the return on the notes will be negative and you may lose up to your entire investment in the notes. In exchange for the potential to receive the call premium or, if the notes are not automatically called, the maturity date premium or upside participation in the appreciation of the basket at maturity, you must be willing to forgo (i) any return in excess of the call premium if the notes are automatically called, (ii) any dividends paid on the stocks included in the basket indices and (iii) interest on the notes.

If the notes are not automatically called on the call observation date, to determine your payment at maturity, we will calculate the basket return. On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

•	if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the greater of (1) the maturity date premium and (2) the upside participation rate of 200% times the basket return;

•	if the basket return is negative but greater than or equal to -20.00% (the final basket level is less than the initial basket level but greater than or equal to 80.00% of the initial basket level), $1,000; or

•	if the basket return is negative and below -20.00% (the final basket level is less than 80.00% of the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000. This amount will be less than $800 and may be zero.

A decrease in the level of one or more basket indices may offset increases in the levels of one or more other basket indices. Due to the unequal weighting of each basket index, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index® and the S&P/ASX 200 Index.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc.  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes.  The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-10.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be between $950.60 and $970.60 per note, which will be less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental plan of distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-10 dated March 7, 2023

•	Underlying Supplement No. 11 dated March 7, 2023

•	Prospectus Supplement and Prospectus each dated March 7, 2023

Citigroup Global Markets Inc.

Pricing Supplement No. 2025-USNCH26181 dated----------, 2025

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes.  In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the basket indices. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Basket:

Basket Index*	Weight	Initial Weighted Value**
EURO STOXX 50® Index	38.00%	38.00
TOPIX® Index	26.00%	26.00
FTSE® 100 Index	17.00%	17.00
Swiss Market Index®	11.00%	11.00
S&P/ASX 200 Index	8.00%	8.00

* Each basket index is referred to as an “underlying index” and the sponsor for each basket index is referred to as an “underlying index publisher” in the accompanying product supplement.

** The initial weighted value of each basket index is equal to its weight times the initial basket level of 100.00.

Stated principal amount: each note will have a stated principal amount of $1,000

Purchase at amount other than the stated principal amount: the amount we will pay you on the call payment date or at the stated maturity date, as applicable, for the notes will not be adjusted based on the issue price you pay for the notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the call payment date or the stated maturity date, as applicable, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement.

Cash settlement amount (paid on the call payment date):  if the notes are automatically called on the call observation date because the closing level of the basket on such day is greater than or equal to the call level, for each $1,000 stated principal amount of the notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium.

Cash settlement amount (paid on the maturity date):  if the notes are not automatically called, on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

•	if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the greater of (1) the maturity date premium and (2) the upside participation rate times the basket return;

•	if the basket return is negative but greater than or equal to -20.00% (the final basket level is less than the initial basket level but greater than or equal to 80.00% of the initial basket level), $1,000; or

•	if the basket return is negative and below -20.00% (the final basket level is less than 80.00% of the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000. This amount will be less than $800 and may be zero.

Initial basket level: 100.00

Closing level of the basket: on any date, the sum of the products, calculated for each basket index, of: (i) (a) the closing level of that basket index on that date divided by (b) the initial index level of that basket index times (ii) the initial weighted value of that basket index

Final basket level: the closing level of the basket on the determination date

Initial index level of the EURO STOXX 50® Index (to be set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date):

Initial index level of the TOPIX® Index (to be set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date):

Initial index level of the FTSE® 100 Index (to be set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date):

Initial index level of the Swiss Market Index® (to be set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date):

Initial index level of the S&P/ASX 200 Index (to be set on the trade date and may be an intraday level which may be higher or lower than the actual closing level of such basket index on the trade date):

Closing level: on any date, with respect to each basket index, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Determining the Closing Level” on page EA-37 of the accompanying product supplement.

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage

Call observation date (to be set on the trade date):  expected to be between 12 and 14 months after the trade date.  The call observation date is referred to as a “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to any basket index, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.  For the avoidance of doubt, as described in the accompanying product supplement, if the call observation date is postponed for a reason that affects fewer than all of the basket indices, the closing level of the basket on the call observation date will be calculated based on (i) for each unaffected basket index, its closing level on the originally scheduled call observation date and (ii) for each affected basket index, its closing level on the call observation date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled call observation date on which a market disruption event did not occur with respect to that basket index).

Call payment date (to be set on the trade date):  expected to be the second business day after the call observation date.  If the call observation date is postponed as provided under “Call observation date” above, the call payment date will also be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date.

Call premium (to be set on the trade date):  expected to be between 8.16% and 9.58%.

Call level:  100.00, which is 100.00% of the initial basket level with respect to the scheduled call observation date

Maturity date premium (to be set on the trade date): expected to be between 16.32% and 19.16%

Upside participation rate: 200.00%

Trade date:----------. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth scheduled business day following the trade date.  See “Supplemental plan of distribution” below for additional information.

Determination date (to be set on the trade date): expected to be approximately 24 months after the trade date.  The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to any basket index, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement. For the avoidance of doubt, as described in the accompanying product supplement, if the determination date is postponed for a reason that affects fewer than all of the basket indices, the final basket level will be calculated based on (i) for each unaffected basket index, its closing level on the originally scheduled determination date and (ii) for each affected basket index, its closing level on the determination date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled determination date on which a market disruption event did not occur with respect to that basket index).

Maturity date (to be set on the trade date): expected to be the second business day after the scheduled determination date

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

Automatic redemption: if the closing level of the basket on the call observation date is greater than or equal to the call level, the notes will be automatically called on the call observation date and we will pay the applicable cash settlement amount on the call payment date

Business day: as described under “Description of the Securities — General” on page EA-21 in the accompanying product supplement.

Scheduled trading day: with respect to each basket index, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” beginning on page EA-37 of the accompanying product supplement

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement.  CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 2.00% of the stated principal amount.  In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle one business day after the date on which the parties agree to the sale.  Because the settlement date for the notes is more than one business day after the trade date, investors who wish to sell the notes at any time prior to the business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA: as described under “Benefit Plan Investor Considerations” beginning on page EA-56 in the accompanying product supplement

Calculation Agent: CGMI

CUSIP: 17333JAY6

ISIN: US17333JAY64

HYPOTHETICAL EXAMPLES

The table and examples below are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the basket on the call observation date and on the determination date could have on whether the securities are called or the cash settlement amount on the stated maturity date.

The table and examples below are based on a range of closing levels for the basket that are entirely hypothetical; no one can predict what the closing level of the basket will be on any day throughout the life of the notes, and no one can predict what the closing level of the basket will be on the call observation date or on the determination date. The basket indices have been highly volatile in the past — meaning that the levels of the basket indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.  Investors in the notes will not receive any dividends on the stocks that constitute the basket indices. The table and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices” below.

The information in the table and examples below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the maturity date, as applicable.  If you sell the notes in a secondary market prior to the maturity date, your return will depend upon the value of the notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or examples below such as interest rates, the volatility of the basket indices, the correlation among the basket indices and our and Citigroup Inc.’s creditworthiness.  Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.  It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Call level on the call observation date	100.00, which is 100.00% of the initial basket level
Call premium	8.16%
Maturity date premium	16.32%
Upside participation rate	200.00%

Neither a market disruption event nor a non-scheduled trading day with respect to any basket index occurs on the originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the stocks comprising the basket indices or the method by which the sponsors of the basket indices calculate the basket indices

Notes purchased on original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as applicable

Moreover, we have not yet set the initial EURO STOXX 50® Index level, the initial TOPIX® Index level, the initial FTSE® 100 Index level, the initial Swiss Market Index® level or the initial S&P/ASX 200 Index level that will serve as the baselines for determining the basket return and the amount, if any, that we will pay on the notes on the call payment date or at maturity. We will not do so until the trade date.  As a result, the actual initial EURO STOXX 50® Index level, the initial TOPIX® Index level, the initial FTSE® 100 Index level, the initial Swiss Market Index® level and the initial S&P/ASX 200 Index level may differ substantially from the current level of such basket index prior to the trade date and may be higher or lower than the actual closing level of each basket index on the trade date.  They may also differ substantially from the level of such basket index at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of the notes, as well as whether the notes are automatically called on the call observation date and the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket index levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket and the Basket Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices between the date of this pricing supplement and the date of your purchase of the offered notes.

If the notes are automatically called on the call observation date (i.e., on the call observation date, the closing level of the basket is greater than or equal to the call level), the cash settlement amount that we would deliver for each $1,000 stated principal amount of the notes on the call payment date would be the sum of $1,000 plus the product of $1,000 times the call premium of 8.16%. If, for example, the closing level of the basket on the call observation date were determined to be 120.000% of the initial basket level, the notes would be automatically called and the cash settlement amount that we would deliver on the notes on the call payment date would be 108.16% of the stated principal amount of the notes or $1,081.60 for each $1,000 stated principal amount of the notes. The return on the notes upon automatic call is capped and may be less than the return on a direct investment in the basket.

If the notes are not automatically called on the call observation date (i.e., the closing level of the basket on the call observation date is less than the call level), the cash settlement amount we would deliver for each $1,000 stated principal amount note on the stated maturity date will depend on the performance of the basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts (at maturity), based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (at Maturity) (as Percentage of Stated Principal Amount)
200.000%	300.000%
175.000%	250.000%
150.000%	200.000%
125.000%	150.000%
110.000%	120.000%
108.160%	116.320%
105.000%	116.320%
100.000%	116.320%
90.000%	100.000%
80.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on the call observation date and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be 25.000% of the stated principal amount of the notes, as shown in the table above.  As a result, if you purchased the notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose 75.000% of your investment.  In addition, if the final basket level were determined to be 110.000% of the initial basket level, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be equal to the stated principal amount plus the product of the stated principal amount and the greater of the maturity date premium and the upside participation rate times the basket return, as shown in the table above.

Set forth below are examples of cash settlement amount (at maturity) calculations, assuming the notes have not been automatically called on the call observation date and assuming final index levels for each basket index as indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

The levels in Column A represent the hypothetical initial index levels for each basket index, and the levels in Column B represent the hypothetical final index levels for each basket index. The percentages in Column C represent the hypothetical final index levels in Column B expressed as percentages of the corresponding hypothetical initial index levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket index, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage.

The hypothetical initial index level for each basket index of 100.00 has been chosen for illustrative purposes only and may not represent a likely initial index level for that basket index. For historical data regarding the actual historical levels of the basket indices, please see the historical information set forth below under “The Basket and the Basket Indices.”

Example 1: The final basket level is greater than the initial basket level, and the cash settlement amount is greater than the stated principal amount plus the product of the stated principal amount and the maturity date premium.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	150.00	150.00%	38.00	57.00
TOPIX® Index	100.00	155.00	155.00%	26.00	40.30
FTSE® 100 Index	100.00	160.00	160.00%	17.00	27.20
Swiss Market Index®	100.00	170.00	170.00%	11.00	18.70
S&P/ASX 200 Index	100.00	175.00	175.00%	8.00	14.00
			Final Basket Level		157.20
			Basket Return		57.20%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 157.20, which is greater than the initial basket level of 100.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + ($1,000 × the greater of (i) 16.32% and (ii) 57.20% × 200.00%)

Cash settlement amount = $1,000 + ($1,000 × the greater of (i) 16.32% and (ii) 114.40%)

Cash settlement amount = $2,144.00

Example 2: The final basket level is greater than the initial basket level, and the cash settlement amount is equal to the stated principal amount plus the product of the stated principal amount and the maturity date premium.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	38.00	39.90
TOPIX® Index	100.00	105.00	105.00%	26.00	27.30
FTSE® 100 Index	100.00	110.00	110.00%	17.00	18.70
Swiss Market Index®	100.00	103.00	103.00%	11.00	11.33
S&P/ASX 200 Index	100.00	106.00	106.00%	8.00	8.48
			Final Basket Level		105.71
			Basket Return		5.71%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 105.71, which is greater than the initial basket level of 100.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + ($1,000 × the greater of (i) 16.32% and (ii) 5.71% × 200.00%)

Cash settlement amount = $1,000 + ($1,000 × the greater of (i) 16.32% and (ii) 11.42%)

Cash settlement amount = $1,163.20

Example 3: The final basket level is less than the initial basket level but greater than 80.00% of the initial basket level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	102.00	102.00%	38.00	38.76
TOPIX® Index	100.00	90.00	90.00%	26.00	23.40
FTSE® 100 Index	100.00	85.00	85.00%	17.00	14.45
Swiss Market Index®	100.00	95.00	95.00%	11.00	10.45
S&P/ASX 200 Index	100.00	110.00	110.00%	8.00	8.80
			Final Basket Level		95.86
			Basket Return		-4.14%

In this example, even though the hypothetical final index levels for the EURO STOXX 50® Index and the S&P/ASX 200 Index are greater than their hypothetical initial index levels, the negative returns of the TOPIX® Index, the FTSE® 100 Index and the Swiss Market Index® more than offset the positive returns on the EURO STOXX 50® Index and the S&P/ASX 200 Index, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.86 is greater than 80.00% of the initial basket level, the hypothetical cash settlement amount would equal $1,000.00 per note.

Example 4: The final basket level is less than the initial basket level and has declined by more than 20%.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	42.00	42.00%	38.00	15.96
TOPIX® Index	100.00	65.00	65.00%	26.00	16.90
FTSE® 100 Index	100.00	75.00	75.00%	17.00	12.75
Swiss Market Index®	100.00	77.00	77.00%	11.00	8.47
S&P/ASX 200 Index	100.00	65.00	65.00%	8.00	5.20
			Final Basket Level		59.28
			Basket Return		-40.72%

In this example, the hypothetical final index level of each basket index is less than its hypothetical initial index level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 59.28 and has declined by more than 20%, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + ($1,000 × -40.72%) = $592.80

Example 5: The final basket level is less than the initial basket level and has declined by more than 20%.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	20.00	20.00%	38.00	7.60
TOPIX® Index	100.00	100.00	100.00%	26.00	26.00
FTSE® 100 Index	100.00	110.00	110.00%	17.00	18.70
Swiss Market Index®	100.00	130.00	130.00%	11.00	14.30
S&P/ASX 200 Index	100.00	130.00	130.00%	8.00	10.40
			Final Basket Level		77.00
			Basket Return		-23.00%

In this example, the hypothetical final index level of the EURO STOXX 50® Index is less than its hypothetical initial index level, while the hypothetical final index levels of the other four basket indices are each greater than or equal to their hypothetical initial index levels.

Because the basket is unequally weighted, increases in the lower weighted basket indices will be offset by decreases in the higher weighted basket indices. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though the levels of the other basket indices increased or remained the same.

Since the hypothetical final basket level is 77.00, which is less than 80.00% of the initial basket level, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + ($1,000 × -23.00%) = $770.00

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket indices that may not be achieved on the determination date.  The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of the notes on the stated maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on the call payment date or at maturity on notes held to the call payment date or the stated maturity date, as applicable, in the examples above assume you purchased the notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for the notes. The return on your investment (whether positive or negative) in the notes will be affected by the amount you pay for the notes. If you purchase the notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.

We cannot predict the closing level of the basket on the call observation date or the determination date or what the value of the notes will be on any particular day, nor can we predict the relationship between the level of each basket index and the value of the notes at any time prior to the maturity date. The actual amount that you will receive, if any, on the call payment date or at maturity and the return on the notes will depend on whether the notes are automatically called, the call premium and the maturity date premium, which we will set on the trade date, and the actual final basket level as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of the notes, if any, on the call payment date or on the maturity date may be very different from the information reflected in the table and examples above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket indices.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. If the notes are not automatically called on the call observation date, your payment at maturity will depend on the performance of the basket. If the final basket level is less than 80.00% of the initial basket level, you will receive less than the stated principal amount of the notes at maturity and will lose 1% of the stated principal amount for each 1% by which the basket depreciates below the initial basket level.  There is no minimum payment at maturity, and you may lose up to all of your investment.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Basket Below 80.00% of the Initial Basket Level

If the final basket level is less than 80.00% of the initial basket level, you will receive less than the stated principal amount of your notes and you will lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final basket level to 80.00% of the initial basket level will not result in a loss of principal on the notes, a decrease in the final basket level to less than 80.00% of the initial basket level will result in a loss of a significant portion of the stated principal amount of the notes despite only a small change in the level of the basket.

The Initial Index Level of Each Basket Index Will Be Determined at the Discretion of CGMI, as the Calculation Agent

The initial index level of each basket index may be an intraday level of that basket index on the trade date, as determined by the calculation agent in its sole discretion, and may not be based on the closing level of that basket index on the trade date.  The initial index level of any or each basket index may be higher or lower than its actual closing level on the trade date.  Although the calculation agent will determine the initial index level of each basket index in good faith, the discretion exercised by the calculation agent in determining the initial index levels could have an impact (positive or negative) on the value of the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of the notes, including the determination of the initial index levels.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest. You should not invest in the notes if you seek current income during the term of the notes.

The Notes Are Subject to Automatic Redemption

If the notes are automatically called on the call observation date, your potential return on the notes is limited to the call premium. If the closing level of the basket is greater than or equal to the call level on the call observation date, we will pay you the stated principal amount of the notes along with the call premium, regardless of how significantly the closing level of the basket on the call observation date may exceed the call level. Accordingly, the call premium may result in a return on the notes that is significantly less than the return you could have achieved on a direct investment in the basket. In addition, the call premium you receive if the notes are called on the call observation date may be significantly less than the return you could have achieved if the notes had not been automatically called and you had been able to receive the payment at maturity instead.

The Term of the Notes May Be as Short as Twelve Months

If the closing level of the basket on the call observation date, which is scheduled to occur between twelve and fourteen months after the trade date, is greater than or equal to the call level, the notes will be automatically called.

Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Return on the Notes Depends on the Closing Levels of the Basket on Only Two Days

Because your return on the notes depends on the closing levels of the basket on the call observation date or the determination date, as applicable, you are subject to the risk that the closing levels of the basket indices on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy the notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs also include a fee paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of the notes prior to maturity will fluctuate based on the level and volatility of the basket indices and a number of other factors, including the price and volatility of the stocks that constitute the basket indices, the correlation among the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of the notes.  You should understand that the value of the notes at any time prior to maturity may be significantly less than the issue price.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

The Basket Indices May Offset Each Other

The performance of one basket index may not correlate with the performance of the other basket indices.  If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even depreciate.  In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

The Basket Indices Are Unequally Weighted

The basket indices are unequally weighted. Accordingly, the performance of the basket indices with the higher weighting (in this case, the EURO STOXX 50® Index and, to a lesser extent, the TOPIX® Index and the FTSE® 100 Index) will influence the cash settlement amount to a greater degree than the performance of the basket indices with the lower weighting (in this case, the Swiss Market Index® and S&P/ASX 200 Index). If the basket indices with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket indices.

The Basket Indices are Subject to Risks Associated With Foreign Equity Securities

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Performance of the Basket Indices Will Not Be Adjusted for Changes in Currency Exchange Rates

The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the Swiss Market Index® is composed of stocks traded in Swiss franc and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars.  The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the basket indices and the value of the notes will not be adjusted for exchange rate fluctuations.  If the euro, Japanese yen, pound sterling, Swiss franc and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

An Investment in the Notes is Not a Diversified Investment

The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment.  First, although the basket indices differ in important respects, they each track the performance of developed non-U.S. equity markets, and each may perform poorly if there is a global downturn in equity markets generally or in developed non-U.S. equity markets in particular. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

Our Offering of the Notes Does Not Constitute a Recommendation of the Basket or the Basket Indices

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the basket indices or in instruments related to the basket indices or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket indices. These and other activities of our affiliates may affect the levels of the basket indices in a way that has a negative impact on your interests as a holder of the notes.

The Level of a Basket Index May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We expect to hedge our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who may take positions directly in the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.  These activities could affect the levels of the basket indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines.  If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.  Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events or the discontinuance of a basket index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Adjustments to the Basket Indices May Affect the Value of Your Notes

The sponsors of the basket indices may add, delete or substitute the stocks that constitute the basket indices or make other methodological changes that could affect the levels of the basket indices. The sponsors of the basket indices may discontinue or suspend calculation or publication of the basket indices at any time without regard to your interests as holders of the notes.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase the notes at a premium to the stated principal amount and hold them to the call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET INDICES

The Basket

The basket consists of five basket indices with the following weights within the basket: the EURO STOXX 50® Index (38.00%), the TOPIX® Index (26.00%), the FTSE® 100 Index (17.00%), the Swiss Market Index® (11.00%) and the S&P/ASX 200 Index (8.00%).

Historical Information

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the pricing date for these notes.  The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 6, 2020 to March 7, 2025, assuming that the basket was created on January 6, 2020 with the same basket indices and corresponding weights in the basket and with a level of 100.00 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.  In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  stoxx.com, (including information regarding (i) the top ten constituents and their respective weightings, (ii) the sector weightings and (iii) the country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the EURO STOXX 50® Index

The closing level of the EURO STOXX 50® Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the EURO STOXX 50® Index during the period shown below is not an indication that the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the EURO STOXX 50® Index as an indication of the future performance of the EURO STOXX 50® Index.  We cannot give you any assurance that the future performance of the EURO STOXX 50® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50® Index.  The actual performance of the EURO STOXX 50® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2020 to March 7, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the EURO STOXX 50® Index on March 7, 2025 was 5,468.41.

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market.  It comprises all domestic common stocks listed on the TSE Prime Market.  Stocks listed on the TSE Prime Market are generally large companies with longer established and more actively traded issues.  The TOPIX® Index is calculated and maintained by JPX Market Innovation & Research, Inc.  The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by JPX Market Innovation & Research, Inc., and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.  In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:   jpx.co.jp/english/markets/indices/topix/, (including information regarding (i) the top ten constituents and their respective weightings, and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the TOPIX® Index

The closing level of the TOPIX® Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the TOPIX® Index during the period shown below is not an indication that the TOPIX® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the TOPIX® Index as an indication of the future performance of the TOPIX® Index.  We cannot give you any assurance that the future performance of the TOPIX® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the TOPIX® Index.  The actual performance of the TOPIX® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the TOPIX® Index for each day such level was available from January 6, 2020 to March 7, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the TOPIX® Index on March 7, 2025 was 2,708.59.

FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.  The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.  In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  ftse.com/products/indices/uk, (including information regarding (i) the top five constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the FTSE® 100 Index

The closing level of the FTSE® 100 Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the FTSE® 100 Index during the period shown below is not an indication that the FTSE® 100 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the FTSE® 100 Index as an indication of the future performance of the FTSE® 100 Index.  We cannot give you any assurance that the future performance of the FTSE® 100 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the FTSE® 100 Index.  The actual performance of the FTSE® 100 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the FTSE® 100 Index for each day such level was available from January 2, 2020 to March 7, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the FTSE® 100 Index on March 7, 2025 was 8,679.88.

Swiss Market Index®

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market.  The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

SIX Swiss Exchange Ltd (“SIX Swiss Exchange”) and its licensors and Citigroup Global Markets Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings Inc. and its affiliates, in exchange for a fee, of the right to use the SMI®, which is owned and published by SIX Swiss Exchange, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The Swiss Market Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Swiss Market Index” in the accompanying underlying supplement for important disclosures regarding the SMI®.  In addition, information about the SMI® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  six-swiss-exchange.com/indices/data_centre/shares/smi_en.html, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the Swiss Market Index®

The closing level of the Swiss Market Index® has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the Swiss Market Index® during the period shown below is not an indication that the Swiss Market Index® is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Swiss Market Index® as an indication of the future performance of the Swiss Market Index®.  We cannot give you any assurance that the future performance of the Swiss Market Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Swiss Market Index®.  The actual performance of the Swiss Market Index® over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the Swiss Market Index® for each day such level was available from January 3, 2020 to March 7, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the Swiss Market Index® on March 7, 2025 was 13,076.68.

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.  In addition, information about the SPX/ASX 200 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .us.spindices.com/indices/equity/sp-asx-200 (including information regarding (i) the top ten constituents, (ii) the sector weightings and (iii) the country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the S&P/ASX 200 Index

The closing level of the S&P/ASX 200 Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the S&P/ASX 200 Index during the period shown below is not an indication that the S&P/ASX 200 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the S&P/ASX 200 Index as an indication of the future performance of the S&P/ASX 200 Index.  We cannot give you any assurance that the future performance of the S&P/ASX 200 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P/ASX 200 Index.  The actual performance of the S&P/ASX 200 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the S&P/ASX 200 Index for each day such level was available from January 2, 2020 to March 7, 2025. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the S&P/ASX 200 Index on March 7, 2025 was 7,948.168.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the notes set forth on the cover page of this preliminary pricing supplement reflects terms of the notes that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the trade date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors — The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

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